Exhibit	1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, AIG Debenture-Backed Series 2002-10
*CUSIP:	21988G429	Class	A-1
	21988GBU9	Class	A-2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the
period ending	July 31, 2007.

INTEREST ACCOUNT ----------------

Balance as of	January 31, 2007.....	$0.00
	Scheduled Income received on securities.....	$961,688.00
	Unscheduled Income received on securities.....	$0.00

LESS:
	Distribution to Class A-1 Holders.....	-$864,093.14
	Distribution to Class A-2 Holders.....	-$97,594.16
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.70
Balance as of	July 31, 2007.....	0.00

PRINCIPAL ACCOUNT

Balance as of	January 31, 2007.....	$0.00
Scheduled principal payment received on securities.....		$0.00

LESS:
Distribution to Holders.....		-$0.00
Balance as of	July 31, 2007.....	$0.00

UNDERLYING SECURITIES HELD AS OF	July 31, 2007

Principal Amount	Title of Security
$34,346,000	American International Group, successor to SunAmerica, Inc. 5.60% Debentures due July 31, 2097
	*CUSIP:	866930AG3

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.